Exhibit 10.22

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

GLOBAL AGREEMENT

This Global Agreement (“Agreement”) is effective as of 1 July 2012 (“Effective Date”) and is between:

Amadeus IT Group, S.A., a Spanish company with principal offices at Salvador de Madrigal, 1 - 28027 Madrid, Spain ( “Amadeus”), and

Yatra Online Private Limited, an Indian company having its registered office at Unit No. 208/209, 2nd Floor, C-Wing, Trade World Centre, Kamala Mills, Senapati Bapat Marg, Lower Parel (W), Mumbai-400 013, Maharashtra, India (“Customer”)

(each a “Party” and collectively the “Parties”)

RECITALS

WHEREAS, the Amadeus Group has developed and is operating a fully automated global reservations and distribution system known as the Amadeus System (defined below), with the ability to perform comprehensive information, communications, reservations, ticketing and related functions;

WHEREAS, Customer desires to utilize the Amadeus System and other related products and services;

IT IS AGREED:

1.	DEFINITIONS

The following definitions shall apply to the terms used in this Agreement unless the context otherwise requires:

1.1	“Agreement” means this Global Agreement, and any Exhibit attached hereto, as amended or supplemented from time to time.

1.2	“Amadeus Group” means the group of legal entities established in order to organize, develop, operate, and market the Amadeus System, including Amadeus IT Group, S.A., its subsidiaries and affiliated companies.

1.3	“Amadeus ACO” means an Amadeus Commercial Organization distributing the Amadeus System within a specified market.

1.4	“Amadeus System” or “System” means the global distribution system (GDS) being developed, operated and distributed by the Amadeus Group.

1.5	“Amadeus Web Services” means the application program interface, which consists of a platform-neutral offering that adheres to cross-platform Web services standards, and related infrastructure, including but not limited to Amadeus System connectivity, software and services, made available by the Amadeus Group to Customer for the development of Client Applications as referenced in Exhibit 4 hereto.

1.6	“Booking” means an individual air, car or hotel reservation entry in the itinerary portion of a PNR processed and booked in the Amadeus System which has not been cancelled, unconfirmed or unfulfilled and which are billable to the Provider. “Net Bookings” are calculated as Bookings less cancellations. Such calculation shall be done on a monthly basis.

1.7	“Content” means all airline, car or hotel computerised travel information containing information about schedules, availability, fares and related services, and through which reservations can be made and/or tickets issued through the Amadeus System.

1.8	“Customer Locations” means Customer and its wholly owned and majority owned locations, all of which are identified on Exhibit 1 hereto. Additional Customer Locations may be added by mutual written agreement in accordance with Exhibit 5, and at mutually agreed commercial terms.

1.9	“Customer Equipment” means equipment, hardware, software and any other material that is not provided by Amadeus or an Amadeus ACO.

1.10	“Eligible Booking” means those Net Bookings that have been paid for by the Provider to Amadeus.

1.11	“Equipment” means hardware provided to Customer by Amadeus or an Amadeus ACO.

1.12	“GDS” shall mean a global distribution system (commonly referred to as a computerized reservation system). A GDS (i) collects, stores, processes, displays and/or distributes information through computer terminals and other devices concerning air and/or ground transportation, lodging and other travel related products and services offered by travel suppliers; (ii) enables travel agencies, corporations and/or travel wholesalers to reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services and/or (iii) processes transactions for the acquisition or use of such products and services. For the avoidance of doubt, GDS shall include but not be limited to each of the global distribution systems operated by Abacus, Amadeus, Axess, Farelogix, G2 Switchworks, Infini, ITA, Sabre, Sirena, Topas, Travelport, Travelsky, and their respective affiliates, successors and assigns, and any other system with multi-provider content offering such content to travel agencies, corporations and/or travel wholesalers.

1.13	“Location” means a physical travel service management location identified by a specific physical street address and office ID.

1.14	“Master Pricer" means an automated low fare search tool especially adapted to online travel agents. Master Pricer is designed to allow many interactions in the flight and fare search and is only available via Amadeus Web Services.

1.15	“PNR” means passenger name record.

1.16	“Preferred GDS” means […***…] or more of Customer’s total GDS Bookings will be made on the Amadeus System. For the purpose of this definition, bookings which Amadeus has indicated in writing would not be Eligible Bookings shall not be counted among Customer’s total GDS Bookings.

1.17	“Provider” means a provider of travel related services that makes its data available through the Amadeus System.

1.18	“Review Period” means a period of every twelve months, the first such Review Period commencing on the Effective Date, and subsequent Review Periods commencing on each anniversary of the Effective Date during the Term and any Extension.

1.20	“Software” means software and related documentation provided by Amadeus or an Amadeus ACO.

1.21	“Subscriber Agreement” means an agreement between Amadeus or an Amadeus ACO and a customer covering the provision of Amadeus and/or Amadeus ACO related products and services.

1.22	“Taxes” means any VAT, federal, state or local tax, surcharge, education charge, levy, duty or similar charge that is imposed on the sale, lease, transfer or use of any products or services made available to Customer or a Customer Location pursuant to this Agreement.

***Confidential Treatment Requested***

1.23	“Transaction” or “Central System Transaction” means a request to process data that is transmitted to the Amadeus System. Multiple data elements transmitted to the Amadeus System in a string will be counted as one Transaction. Data elements transmitted via wizards, macros, robotics and similar means may result in multiple Transactions that are not apparent to the Amadeus System user. A “Central System Transaction” means a Transaction on the Amadeus System not including low fare search transactions (e.g Master Pricer).

1.24	“User” or “Users” means individuals that access the Amadeus System over a Web-Site.

1.25	“Web-Site” means any internet web-site or mobile application owned and operated by Customer that is made available to Users.

2.	TERM

This Agreement, unless terminated earlier by mutual consent of both the Parties, shall be effective from 1 July 2012 for a period of four (4) years and six (6) months, expiring on 31 December 2016 (the “Term”), at which point this Agreement will automatically terminate without further action by the Parties unless: (i) the Parties mutually agree in writing to an extension of this Agreement or (ii) the Customer fails to fulfill its obligation pursuant to Clause 3.3 hereof, in which case the Agreement will automatically extend for additional one month periods until such time as the Customer has created […***…] Net Bookings from its Customer Locations (sub-sections (i) or (ii) of this Clause 2 referred to herein as an “Extension”). Subject to the aforementioned, Parties may enter into a new agreement based on mutual discussions.

3.	ESSENTIAL CONDITIONS OF THE AGREEMENT / CONTRACTING

The following conditions agreed between the Parties form the base of this Agreement:

3.1	Customer agrees that, as a material condition of this Agreement, Amadeus shall be used as its Preferred GDS during any Review Period (including where airline direct connections may exist) for its reservations and air ticketing requirements at its present or future Customer Locations, except where:

(i)	certain content is not available on the Amadeus System; or

(ii)	upon reasonable evidence from Customer that due solely to technical or other deficiencies with the Amadeus connection or Equipment (and not that of Customer), that the Amadeus System is not connected to Customer Locations or Web-Site, but only for the limited period that such defect has not been corrected.

3.2	In case of non-compliance with Clause 3.1 above, Amadeus will have the right to obtain an injunction to prohibit Customer from using any other GDS other than Amadeus amongst other remedies.

3.3	Customer shall create […***…] Net Bookings from all its Customer Locations combined during the Term together with any Extension.

3.4	This Agreement applies only to the Customer Locations listed in Exhibit 1, and as may otherwise be agreed by the Parties in writing from time to time and upon completion and execution of an Amendment to the Agreement (Exhibit 5).

3.5	Where shareholdings in a new business in India are majority or wholly owned by Customer, Bookings from such business shall automatically be counted under this Agreement. If, however, shareholdings in a business are not majority owned by Customer, Bookings from such business will not automatically be counted under this Agreement.

3.6	Notwithstanding the foregoing, in the event Customer or a Customer Location acquires business that is already utilizing the Amadeus System and Customer desires Bookings from such business to be counted under this Agreement then such Bookings will be counted and covered under this Agreement, but only subject to such business fulfilling all of its contractual obligations under its existing Amadeus contract, and upon completion and execution of an Amendment to the Agreement (Exhibit 5).

***Confidential Treatment Requested***

3.7	A breach of Clause 3.1 above shall be considered a material breach of the Agreement in addition to other matters that may be material breaches under Clause 10 of this Agreement.

4.	PRODUCTS AND SERVICES

4.1	Generally. Customer Locations will be provided access to the System and may order the products and services reflected on the attached Exhibits and/or as otherwise provided by Amadeus and the Amadeus ACOs. Customer Locations will order all products and services directly from Amadeus unless otherwise directed. In the event that Customer Locations wish to order products and services from an ACO then such Customer Location must enter into a Subscriber Agreement with that ACO, even if such Customer Location is already a party to this Agreement.

4.2	The System

A.	System Access. Amadeus will grant access to the Amadeus System to all Customer Locations.

B.	Ownership/Use. The System is Amadeus’ proprietary information and a trade secret.

C.	System Modifications. Amadeus or its licensors may, in its discretion modify, replace, substitute and/or upgrade or enhance the functions and components of, and data provided through, the System without any obligation to Customer or any Customer Location.

D.	Interference with System Performance. If Customer Equipment degrades or interferes with System performance, or is an unauthorized modification thereto, Customer understands that all resulting downtime and costs will be Customer’s or the applicable Customer Location’s sole responsibility.

E.	Suspension of Access. Amadeus may suspend System access for a particular Customer Location without liability if:

(1)	Amadeus reasonably believes that an abuse or misuse of the System is being caused, permitted or enabled by such particular Customer Location or on such particular Customer Location’s behalf; or

(2)	Such particular Customer Location attempts unauthorized modifications to the System; or

(3)	Such particular Customer Location's access causes degradation to the System or interference with use of the System by other users, or causes a condition which may place Amadeus in potential or actual breach of its agreements with other parties (e.g., in the event of robotic software causing an inordinate amount of Transactions to hit the System).

If System access is suspended pursuant to E(1), E(2) or E(3) above, Amadeus will notify the Customer Location as soon as reasonably possible. The particular affected Customer Location will have thirty (30) days to cure the degradation, interference or other problem. If the cure is not effected within said period, then this Agreement may be terminated as to such affected Customer Location without liability to the Customer Location or any other party.

5.	CHARGES FOR PRODUCTS AND SERVICES

5.1	Generally. Charges for products and services provided to Customer Locations are as stated in the attached Exhibits and Taxes thereon will be as agreed under Clause 7 below. Charges for other products and services will be at Amadeus’ or the applicable Amadeus ACO’s then prevailing rates. Only Customer Locations are entitled to the pricing identified in the attached Exhibits.

5.2	Payment of Charges. Unless otherwise agreed between the Parties, Amadeus will invoice Customer for Amadeus centrally provided products and services. Any sums due to Customer by Amadeus may be offset by Amadeus against charges invoiced and owed by Customer.

Amadeus may impose a late charge for any payments not received by the due date. Said late charge shall not exceed amounts authorized by applicable law.

6.	ADVANCE INCENTIVE AND LOYALTY SIGNING BONUS

In exchange for Customer’s use of the System in the Customer Locations as detailed under Exhibit 1, Customer will qualify for the Advance Incentive and Loyalty Signing Bonus identified on and subject to Exhibit 2. Any repayments of the Advance Incentive or Loyalty Signing Bonus or as referenced in Exhibit 2 will be along with interest at a compounded annual rate of […***…] from the date the payment was made by Amadeus.

7.	TAXES

The Parties agree to comply with any and all applicable Tax laws and regulations. Charges for products and services and payment of the Loyalty Signing Bonus, Advance Incentive and Loyalty Incentives are exclusive of Taxes. For the transactions contemplated hereunder, Amadeus shall be liable for any Taxes which must be paid to Spanish tax authorities and Customer shall be liable for any Taxes which must be paid to Indian tax authorities. Should Customer be required under applicable law to withhold or deduct any portion of the payments due to Amadeus as repayment of any portion of either the Loyalty Signing Bonus or Advance Incentive, then the sum payable to Amadeus will be increased by the amount necessary to yield to Amadeus an amount equal to the sum it would have received had no withholdings or deductions been made. Payment to Amadeus for products and services (such as those described in Exhibit 3 hereof) shall be subject to statutory withholding, and the Customer shall provide Amadeus with formal withholding certificates for all amounts withheld. The Parties will cooperate in good faith to obtain refunds of any taxes paid to the authorities that should not have been charged and/or paid. The Parties’ agreement to this clause is based on tax laws and regulations effective as of the Effective Date. Should there be a material change in tax laws or regulations which affect the transactions hereunder, the Parties shall discuss in good faith possible changes to their respective tax obligations pursuant this clause.

8.	WARRANTIES DISCLAIMER/LIMITATIONS

8.1	DISCLAIMER OF ALL OTHER WARRANTIES AND REMEDIES. AMADEUS MAKES NO WARRANTIES TO CUSTOMER UNDER THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ACCURACY OR COMPLETENESS OF THE DATA DERIVED FROM THE SYSTEM, NON-INFRINGEMENT, OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, OR THAT AMADEUS OR THE AMADEUS ACO WILL MAKE THE DATA OF ANY PARTICULAR PROVIDER AVAILABLE TO CUSTOMER OR CUSTOMER LOCATIONS ON THE SYSTEM.

***Confidential Treatment Requested***

8.2	LIABILITY LIMITATIONS

A.	Dishonored Reservations. IF A PROVIDER DOES NOT HONOR A RESERVATION BOOKED THROUGH THE SYSTEM DUE TO OVER SALE OR LACK OF A RECORD OF THE RESERVATION, THE SOLE REMEDY WILL BE AS SET FORTH IN THE PROVIDER’S TARIFF OR THE PROVIDER’S APPLICABLE POLICIES AND PROCEDURES.

B.	Limitation of Liability. EXCEPT FOR (A) ACCRUED SUMS EXPRESSLY OWED UNDER THIS AGREEMENT BY EITHER PARTY TO THE OTHER; (B) ANY EXPRESS INDEMNITY OBLIGATIONS HEREIN; (C) ANY PAYMENT OBLIGATIONS PURSUANT TO AN EXHIBIT; AND (D) DIRECT DAMAGES FOR BREACHES OF CONFIDENTIALITY, GROSS NEGLIGENCE OR WILFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER, UNDER ANY THEORY OF LIABILITY OR ANY FORM OF ACTION FOR ANY OTHER DAMAGE INCLUDING LOSS OF PROFITS OR BUSINESS OR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT, CONSEQUENTIAL, INTEREST, REVENUE, SAVINGS OR ANY OTHER ECONOMIC LOSS, OR THE COMPILATION, COMMUNICATION, DELIVERY OR LOSS OF USE OF ANY DATA, EVEN IF THE DEFAULTING PARTY HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

TO THE EXTENT THAT EITHER PARTY HAS ANY OTHER LIABILITY UNDER THIS AGREEMENT OR IN RELATION TO THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, INCLUDING CONTRACT AND TORT, THEN EACH PARTY'S LIABILITY FOR DAMAGES TO THE OTHER HEREUNDER, EXCEPT IN THE CASE OF WILFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE PARTY, WILL BE LIMITED TO ONE HUNDRED THOUSAND (100,000) U.S. DOLLARS.

9.	CONFIDENTIALITY

The Parties will not disclose any of the terms and conditions of this Agreement, including but not limited to pricing, loyalty bonus or incentive terms, to any third party without the other Party’s written consent. Further, both Parties agree not to disclose the other Party’s or any Customer Location’s Confidential Information without written consent. “Confidential Information” includes the terms and conditions of this Agreement and otherwise means information, not generally known in the relevant trade or industry, which was received by a Party (the “Receiving Party”) from the other Party or a Customer Location (the “Disclosing Party” as applicable), and which is information relating to: (1) trade secrets of the Disclosing Party; (2) existing or contemplated products, services, technology, designs, processes, formulae, computer systems, algorithms, research or developments of the Disclosing Party; or (3) business plans, sales or marketing methods, methods of doing business, customer lists or requirements, and supplier information of the Disclosing Party. “Confidential Information” does not include information (1) already known to the Receiving Party at the time of disclosure (unless under a pre-existing obligation of confidence); (2) that becomes publicly available (other than due to a breach by the Receiving Party); (3) is rightfully received by the Receiving Party from a third party without an obligation of confidentiality; (4) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information, or (5) relates to data generated through the System which is disclosed by Amadeus to or as required by third parties in the normal and customary course of Amadeus’ business (for example MIDT data).

10.	TERMINATION/EFFECT OF TERMINATION

10.1	Termination. The Agreement will be terminated in accordance with Clause 2 above. Neither Party may terminate this Agreement for convenience. In addition to any other termination rights expressly provided for in this Agreement, this Agreement may be terminated by either Party:

(i)	for a material breach of any term of the Agreement by the other Party, in the event that the other Party fails to cure such breach within thirty (30) days after receipt of notice;

(ii)	upon notice if the other Party breaches Clause 9 above and fails to cure all consequences arising from such breach within five (5) days’ notice of the breach;

(iii)	if the other Party becomes insolvent, makes an assignment for the benefit of creditors, suffers the appointment of a receiver, a trustee, a creditors committee, or a petition in bankruptcy or seeks reorganization, or readjustment of its debts or its dissolution or liquidation or for any other relief under any bankruptcy or insolvency law, or has entered against it a judgement or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days, or if the other party shall take any step leading to the cessation as a going concern, or ceases operations for reasons other than a strike.

10.2	Effect of Termination.

(i)	In the event of termination of this Agreement, (a) the Parties will promptly return all Confidential Information to the Disclosing Party, and (b) Customer Locations will no longer be entitled to the pricing or any incentives that may be identified in this Agreement.

(ii)	A. In the event that this Agreement is terminated during the Term or any Extension by (a) Customer for any reason other than pursuant to Clause 10.1 (i), (ii) or (iii) or 13.2 below or (b) Amadeus, pursuant to Clause 10.1 (i) or (ii) above, and Customer has created less than […***…] Net Bookings, Customer agrees to pay back to Amadeus, without the requirement for notice or demand, and within ten (10)days following the termination of this Agreement: (A) the entire amount of the Loyalty Signing Bonus as detailed in Exhibit 2 (I) including interest at a compounded annual rate of ten percent (10%) from the date such Loyalty Signing Bonus was paid; and (B) any Advance Incentive paid to Customer not off-set by Loyalty Incentives earned by the Customer until the date of termination (as detailed in Exhibit 2 (II) and (III) herewith), including interest at a compounded annual rate of ten percent (10%) from the date the Advance Incentive was paid.

B. In the event that this Agreement is terminated during the Term or any Extension by (a) Customer for any reason other than pursuant to Clause 10.1 (i), (ii) or (iii) or 13.2 below or (b) Amadeus, pursuant to Clause 10.1 (i) or (ii) above, and Customer has created […***…] Net Bookings or more, Customer agrees to pay back to Amadeus, without the requirement for notice or demand, and within ten (10) days following the termination of this Agreement: (A) four million two hundred thousand U.S. Dollars (US$4,200,000) including interest at a compounded annual rate of ten percent (10%) from the date the Advance Incentive was paid; and (B) any Advance Incentive paid to Customer not off-set by Loyalty Incentives earned by the Customer until the date of termination (as detailed in Exhibit 2 (II) and (III) herewith), including interest at a compounded annual rate of ten percent (10%) from the date the Advance Incentive was paid.

(iii)	In the event that this Agreement is terminated during the Term or any Extension by Amadeus pursuant to Clause 10.1 (iii) above or by either Party pursuant to Clause 13.2 or 13.6, or this Agreement is mutually terminated in writing by both Parties, then Customer shall refund to Amadeus the amount equal to the sum of: (A) the entire Loyalty Signing Bonus paid by Amadeus pursuant to Exhibit 2 (I) and (B) the Advance Incentive paid by Amadeus pursuant to Exhibit 2 (II) ((A) and (B) together "Gross Refund Amount") after deducting from such Gross Refund Amount an amount equal to the sum of: (C) Loyalty Incentives pursuant to Exhibit 2 (III) earned on Eligible Bookings made from the Effective Date of the Agreement until the date of termination of this Agreement and (D) two U.S. Dollars and Fifty cents (US$2.50) per Net Booking under 2,560,000 (two million five hundred and sixty thousand) Net Bookings made by the Customer on the Amadeus System from the Effective Date until the date of termination of this Agreement. Any such payment will be paid within ten (10) days following termination of the Agreement along with interest at a compounded annual rate of ten percent (10%) from the date the Loyalty Signing Bonus and the Advance Incentive was paid.

***Confidential Treatment Requested***

11.	NOTICES

Notices and consents under this Agreement must be in writing, and will be deemed delivered: (1) five (5) business days after being sent by first class mail to the address below (or identified on the form attached as Exhibit 1); or (2) two (2) business days after being sent by way of a nationally recognized overnight delivery service to the address below (or identified on the form attached as Exhibit 1); or (3) immediately upon hand delivery, in each case to the person identified below.

To: Amadeus IT Group, S.A. Same address as above. Attn: Global Customers IT Solutions For any claims hereunder, a copy to General Counsel.	To: Yatra Online Private Limited 1101-03, Tower B, 11th Floor, Unitech Cyber Park Sector – 39, Gurgaon – 122 001 Attn: Mr. Dhruv Shringi

Either Party may give written notice to the other Party of such other address(es) to which notices shall be sent, and thereafter notices shall be sent to such new or additional addresses.

12.	ARBITRATION

Any question concerning the existence, validity, or termination of this Agreement, and any other dispute arising out of or relating to this Agreement, that cannot be resolved by agreement between the Parties shall be finally settled by arbitration according to the ICC Rules and the following:

12.1	The number of arbitrators shall be three (3). Each Party shall nominate one (1) arbitrator for confirmation by the ICC. If a Party fails to nominate an arbitrator within the time period specified by the ICC Rules, the ICC Court of Arbitration shall appoint an arbitrator for that Party. The arbitrators nominated by (or on behalf of) the Parties shall, within twenty-one (21) days after their confirmation by the ICC Court of Arbitration, agree on a third arbitrator who shall act as the chairman.

12.2	The language of the arbitration shall be English.

12.3	The decision of the arbitrators shall be final, conclusive and binding on the Parties. Any award rendered by the arbitrators may be enforced by any court or authority of competent jurisdiction.

12.4	The place of the arbitration shall be Singapore.

12.5	Any monetary award shall be denominated in U.S Dollars.

12.6	The arbitrators shall be bound to follow the terms and conditions of this Agreement including, but not limited to, all limitations of liability provided herein.

13.	GENERAL PROVISIONS

13.1	Assignment. Customer may not assign this Agreement or any right or obligation under this Agreement without Amadeus’ consent, which will not be unreasonably withheld. If Amadeus permits an assignment, the assignee will be deemed to have assumed and be bound by all of Customer obligations under this Agreement. Subject to prior written approval given by the Customer, which will not be unreasonably withheld, Amadeus may assign this Agreement to (i) a company within the Amadeus Group, and (ii) to any entity that acquires substantially all of Amadeus’ assets.

13.2	Force Majeure. Neither Party shall be responsible for, nor be deemed to be in default under this Agreement on account of, any failure to perform or delay in performance hereunder caused directly or indirectly by any fact beyond such Party’s reasonable control including, but not limited to, acts of God, war, terrorism, criminal acts of third parties, embargo, strikes or other labour disputes, work stoppages, riots, civil unrest, fires or acts of government (“Force Majeure”). The Party claiming that Force Majeure has occurred shall without unnecessary delay notify the other Party in writing of the cause and effect of the Force Majeure. The Parties shall use their best efforts to avoid, overcome and offset the effects of any cause or potential cause of an event of Force Majeure. The Party claiming Force Majeure shall notify the other Party immediately of the cessation of the Force Majeure. Upon cessation of the cause of the Force Majeure, this Agreement shall again become fully operative, provided that should such Force Majeure event continue for greater than thirty (30) days, either Party may terminate this Agreement upon written notice to the other Party, and the provisions of Clause 10 will apply.

13.3	IP/Tradenames/Trademarks. The owner of all patent, trademark, copyright and any other intellectual property right will continue to be the owner of such property rights. No right to such property is granted by one Party to the other by virtue of this Agreement. Except for Amadeus’ right to identify Customer as a customer of Amadeus, the Parties will not use one another’s tradename or trademarks without prior written consent of the owner. Amadeus will own all development provided or funded by Amadeus or its contractors except solely as otherwise agreed in writing.

13.4	Governing Law. This Agreement is governed by and construed in accordance with the laws of England and Wales, exclusive of conflicts of law principles.

13.5	Material Revenue Change. Should there be a decrease of chargeable booking fee from Amadeus to any Provider, Amadeus upon receiving intimation to this effect, shall notify Customer of such change. The Parties agree to negotiate in good faith any adjustments necessary to the Loyalty Incentive rates for such Eligible Bookings resulting from such change. In the event that the Parties cannot agree to such adjustments after reasonable consultations and escalation to senior management within their respective organizations during a period of no less than forty-five (45) days, Amadeus may reduce the Loyalty Incentive on such segments. In such cases and at Customer’s request, Amadeus shall facilitate a certificate issued by an independent third party auditor or accounting firm confirming that the reduction in the Loyalty Incentive to Customer is in proportion to the reduction in the booking fee from the applicable Provider.

13.6	Change in Law/Regulation. The Parties understand that the travel industry in which they operate is constantly evolving due to technological advancements, regulatory overview and changes in Provider distribution policies. The Parties desire the flexibility to address material changes in the industry. Accordingly, in the event there is a material change in any law or regulation governing or applying to GDSs, Providers or travel agency companies which have or will have a direct or indirect material adverse effect upon the benefits of this Agreement to either Party, then the affected Party may notify the other Party of such material change in law or regulation, as well as proposed changes to this Agreement (the “Notice”). The Parties will then meet as appropriate with the goal of addressing the proposed changes in good faith. If the Parties do not agree to such changes within forty-five (45) days after the date of the Notice, then the affected Party may terminate this Agreement upon ninety (90) days written prior notice to the other Party and the provisions of Clause 10 will apply.

13.7	Booking and Transaction Counts. Amadeus relies on automated records for Booking and Transaction data. In the event Customer disputes the Booking volume, Customer must prove and substantiate such claim with proper records (electronic or otherwise) of all Bookings made within sixty (60) days from date of intimation of Booking volumes by Amadeus to Customer failing which Amadeus' calculations will be final and binding.

13.8	Waiver. No waiver of any provision or of any breach of this Agreement shall constitute a waiver of any other provision or of any subsequent breach.

13.9	Independence. In no event shall either Party act as an agent of the other. The Parties are entirely independent from the other and this Agreement in no manner creates a partnership, joint venture or similar relationship.

13.10	Entire Agreement / Modification. This Agreement constitutes the entire agreement between the Parties with respect to this subject matter and supersedes and cancels all prior agreements or understandings, oral or written. This Agreement may not be modified or amended except in writing, signed by authorized representatives of each Party.

13.11	Third Party Beneficiary. This Agreement is for the benefit of the Parties only. It does not confer any rights or benefits on any other party.

13.12	Identification of Customer and Customer Locations. Customer agrees, and will cause Customer Locations to agree as necessary, to their identification in any marketing, booking and sales data that Amadeus, Amadeus IT Group, S.A. or any other company of the Amadeus Group decides to make available.

13.13	Severability. If any provision of this Agreement shall be invalid, illegal, or unenforceable in any respect, it shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision of this Agreement. The Parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) or such portion thereof with such valid, legal and enforceable provision(s) the economic effect or which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

13.14	Captions. The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of any provision of this Agreement.

13.15	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS THEREOF, the Parties hereto have executed this Agreement as of the dates below.

Amadeus IT Group, S.A.		Yatra Online Private Limited

Name:	Holger Taubmann	Name:	Dhruv Shringi

Title:	SVP Distribution	Title:	CEO

Date:	Sept 14, 2012	Date:	Sept 14, 2012

/s/ Holger Taubmann	/s/ Dhruv Shringi
Signature	Signature